Exhibit 10.41

ONEshares Options Award Agreement

Congratulations on your selection as a Participant in the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights. Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

The Options granted to you under this Award Agreement are Nonqualified Stock Options.

Overview of Your ONEshares Option Grant

1.	Date of Grant: The Date of Grant is the date you were awarded the Options as set forth in the attached personal statement (“Date of Grant”).

2.	Option Term: The Options have been granted for a period of ten (10) years from the Date of Grant (“Option Term”).

3.	Vesting Period: The Options do not provide you with any rights or interests therein until they vest in accordance with the following:

(a)	Twenty-five percent (25%) of the Options (rounded to a whole Share) will vest on each of the first, second, third, and fourth anniversaries of the Date of Grant, provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such anniversary or anniversaries.

(b)	One hundred percent (100%) of the unvested Options will vest upon your termination of employment due to death or Disability, provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such event.

(c)	If you terminate employment due to Retirement within twelve (12) months of the Date of Grant, the Options will vest on a prorated basis, with the prorated amount determined by taking the number of Options granted to you within the twelve (12) month period prior to Retirement, multiplied by a fraction, the numerator of which is the number of completed months that have elapsed, since the Date of Grant through your effective date of Retirement, and the denominator of which is twelve (12). If, however, you terminate employment due to Retirement after the initial twelve (12) month period, one hundred percent (100%) of the unvested Options will vest upon your termination of employment due to Retirement, provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such event.

“Retirement” for purposes of this Award Agreement shall mean termination of employment with the Company, its Affiliates, and/or its Subsidiaries for any reason other than a leave of absence, death, Disability, or Cause on or after the attainment of age fifty-five (55) with five (5) years of service. “Disability” for purposes of this Award Agreement shall mean a total and permanent disability pursuant to the standards set forth in the Hewitt Associates, Inc. long-term disability plan.

If you change your employment status from a full-time Employee to a part-time Employee, you will continue to vest in your Award if you work at least sixty percent (60%) of the Company’s Standard Work Time during the applicable Annual Vesting Period. If you work less than sixty percent (60%) of the Company’s Standard Work Time in an Annual Vesting Period, you will forfeit the portion of the Award related to such Annual Vesting Period. For purposes of this Award Agreement, “Standard Work Time” means forty (40) hours per week; provided, however, allowable time off (including, but not limited to, holidays, sick days, and vacation) is included when calculating the forty (40) hours per week. “Annual Vesting Period” means each one-year period subsequent to the Award’s Date of Grant.

If you take a leave of absence for medical reasons (as determined in accordance with the Company’s disability plans—meaning you qualify for disability benefits/salary continuation benefits), you will continue to vest in your Award. If you take a leave of absence for nonmedical reasons (except for military service as described in the next sentence of this paragraph) and you are on leave for more than three (3) months (excluding allowable time off which includes, but is not limited to, holidays, sick days, and vacation) during any Annual Vesting Period, you will forfeit the portion of the Award related to such Annual Vesting Period; provided, however, if the state law which you are subject to allows you to take a leave of absence for nonmedical reasons for a period in excess of three (3) months, and the state law requires the Company to continue to provide benefits under all Company benefit plans, the requirements of such state law shall override this general provision. Notwithstanding anything herein to the contrary, if you take a leave of absence for any service, voluntary or involuntary, in the Armed Forces of the United States, you will continue to vest in your Award.

4.	Exercise: You, or your representative upon your death, may exercise vested Options at any time prior to the termination of the Options as provided in Paragraphs 6, 7, and 8.

5.	How to Exercise: The Options hereby granted shall be exercised by written notice to Salomon Smith Barney or such other administrator, specifying the number of Shares you then desire to purchase, together with a check payable to the order of the Company for an amount in United States dollars equal to the Option Price of such Shares or, delivery (or certification of ownership) of any class of the Company’s stock having an aggregate Fair Market Value (as of the trading date immediately preceding the date of exercise) equal to such Option Price, or a combination of cash and such Shares. The notice shall also specify how any applicable tax withholding will be satisfied.

Subject to the approval of the Board, you may be permitted to exercise pursuant to a “cashless exercise” procedure, as permitted under the Federal Reserve Board’s Regulation T, subject to securities law restrictions, or by any other means which the Board, in its sole discretion, determines to be consistent with the Plan’s purpose and applicable law.

As soon as practicable after receipt of such written notification and payment, the Company shall issue or transfer to you, the number of Shares with respect to which such Options shall be so exercised and not sold. However, if the Option Price is satisfied by certification of previously acquired Shares, the Company shall issue or transfer to you a number of Shares equal to the number of Shares with respect to which the Options are exercised less the number to which you have certified ownership. Upon receipt of applicable withholding taxes, the Company shall deliver to you a certificate or certificates, or evidence of book entry Shares.

6.	Termination of Options: The Options, which become exercisable as provided in Paragraph 3 above, shall terminate and be of no force or effect as follows:

(a)	If your employment terminates during the Option Term by reason of death, the Options terminate and have no force or effect upon the earlier of: (i) twelve (12) months after the date of death, or (ii) the expiration of the Option Term;

(b)	If your employment terminates during the Option Term by reason of Disability, the Options terminate and have no force or effect upon the earlier of: (i) thirty-six (36) months after your termination of employment, or (ii) the expiration of the Option Term;

(c)	If your employment terminates during the Option Term by reason of Retirement, the Options terminate and have no force or effect upon the earlier of: (i) sixty (60) months after your termination of employment, or (ii) the expiration of the Option Term;

(d)	If your employment terminates during the Option Term due to your dismissal by the Company, its Affiliates, and/or its Subsidiaries for Cause, the Options terminate and have no force or effect upon the earlier of: (i) thirty (30) days after your termination of employment, or (ii) the expiration of the Option Term;

For purposes of this Award Agreement, “Cause” means:

(i)	Willful and continued failure to substantially perform your duties with the Company, its Affiliates, and/or its Subsidiaries (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Company, its Affiliates, and/or its Subsidiaries believes that you have willfully failed to substantially perform your duties, and after you have failed to resume substantial performance of your duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)	Willful engagement in conduct (other than conduct covered under (i) above) which is demonstrably and materially injurious to the Company, its Affiliates, and/or its Subsidiaries, monetarily or otherwise; or

(iii)	Conviction of, or plea of guilty or nolo contendere to, a felony.

For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company, its Affiliates, and/or its Subsidiaries.

(e)	If your employment terminates during the Option Term for any other reason, the Options terminate and have no force or effect upon the earlier of: (i) ninety (90) days after your termination of employment, or (ii) the expiration of the Option Term; and

(f)	If you continue employment with the Company, its Affiliates, and/or its Subsidiaries through the Option Term, the Options terminate and have no force or effect upon the expiration of the Option Term.

7.	Change in Control: In the event of a Change in Control, all of the unvested Options shall become immediately vested and exercisable. If your employment is terminated by the Company, its Affiliates, and/or its Subsidiaries for reasons other than death, Disability, Retirement, or Cause within twelve (12) months following a Change in Control, the Options terminate and have no force or effect upon the earlier of: (i) twelve (12) months after your termination of employment, or (ii) the expiration of the Option Term.

8.	Sale of a Division: If there is a sale of a division of the Company (as defined in the Plan), and you are an Employee of such division whose employment by the Company is terminated as a result of the sale of said division, or you remain employed by the Company after the sale of the division but are terminated by the Company (other than a termination for Cause) within twenty-four (24) months of the sale of said division, all of the unvested Options shall become immediately vested and exercisable upon such termination of employment. Subsequent to your termination of employment from the Company, the Options terminate and have no force or effect upon the earlier of: (i) twelve (12) months after your termination of employment with the Company, or (ii) the expiration of the Option Term.

9.	Who Can Exercise: During your lifetime, the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever. Upon your death, your estate (or the beneficiary that receives the Options under your will) may exercise vested Options.

10.	Tax Withholding: The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

11.	Stock Withholding: With respect to withholding required upon any taxable event arising as a result of Options granted hereunder, the Company, unless notified otherwise by you in writing within thirty (30) days prior to the taxable event, will satisfy the withholding requirement by withholding Shares having a Fair Market Value equal to the total minimum statutory tax required to be withheld on the transaction.

12.	Requirements of Law: The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Illinois.

14.	Nontransferability: Options awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of the Options is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Options, your right to such Options shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

15.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

16.	Continuation of Employment: This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time.

17.	Amendment to the Plan: The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

18.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Options, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Agreement to Participate

If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact your Human Resources Representative within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement. Additionally, by agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and fully understand all of your rights under the Plan and this Award Agreement, and the Company’s remedies if you violate the terms of this Award Agreement, as well as, all of the terms and conditions which may limit your eligibility to retain and receive the Options issued pursuant to the Plan and this Award Agreement.

Please refer any questions you may have regarding your Stock Options to your Human Resources Representative.

4